Exhibit 99.1

June 27, 2012

Dear fellow stockholders:

I am writing today to update you on a few important business matters, including the results of our annual stockholders’ meeting and an update on the litigation we have been involved in for quite some time.

Results of Annual Meeting

Our annual stockholders’ meeting was held yesterday, June 26, with the necessary quorum to conduct the business of the meeting. I am pleased to announce that the overwhelming majority (over 90%) of the voting stockholders voted in favor of re-electing all of the existing directors. We appreciate your support and realize that you are entrusting us to make prudent decisions for the company. We take the responsibility seriously and will continue to work in your best interest to enhance stockholder value.

Litigation Update

The Court issued its ruling today in the litigation relating to a series of agreements that we entered into in 2010 pursuant to which we were to purchase eight apartment properties. As described in the company’s public filings, certain investors in the statutory trusts that owned those properties named the company as a defendant in this litigation that they brought principally against the trustee who had authority to act on behalf of the trusts. We never acquired the properties and throughout this litigation, we knew and maintained that there was no basis for the company being a defendant. Notwithstanding, the company was forced to defend itself over the course of the past year and a half, including in a trial that lasted several weeks.

I am pleased to announce that the Court has ruled that the company committed absolutely no wrongdoing and was not liable for any of the claims asserted against it in this litigation. With this ruling, this trial is now behind us. We do, however, intend to pursue all possible remedies in an effort to recover our costs associated with this litigation.

Sovereign Capital Management Group

As most of you are aware, Sovereign Capital Management Group made a concerted effort over the 10 days prior to our annual stockholders’ meeting to disrupt the meeting, including a barrage of telephone calls directly to our stockholders urging them to revoke their proxies. We do not know how Sovereign Capital obtained a copy of our stockholder list but we are taking steps to have it returned. Sovereign Capital has insinuated it is a stockholder, but that does not appear to be the case. We are dismayed to know that a non-stockholder is in possession of your personal information and we encourage you to report any unwanted communications or solicitations by Sovereign Capital to the company.

Sovereign Capital also purports to be acting in the interest of the stockholders, however it has not put forth any proposal or plan to the company’s management or Board. Until yesterday, we had not been directly contacted by Sovereign Capital. Yesterday afternoon, I received an email from Mr. Todd Mikles, President of Sovereign Capital stating he wants to explore “possible opportunities before the filing of a derivative action in Federal court”. Due to the manner in which their effort has unfolded and the direct threat of litigation, I responded through counsel. If Sovereign Capital indeed has a plan to enhance stockholder value, I would expect them to present a proposal that the Board can consider, instead of trying to disrupt company business, mislead stockholders and circumvent established corporate procedures. As stated in our correspondence to stockholders on June 19, we remain skeptical of the motives of Sovereign Capital, since it has not put forth any plan to add value for our stockholders and it appears to prefer threats and intimidation over constructive, businesslike discussion.

Again, we reiterate our appreciation for your support and the trust you have shown in our management team and Board as we continue to work with Merrill Lynch Pierce Fenner & Smith Incorporated to explore strategic alternatives for the company. Thank you.

Stanley J. Olander, Jr.

Chief Executive Officer and
Chairman of the Board of Directors